January 28, 2004


SBMB Group, Inc.
David L. Kagel, Esq
1801 Century Park East
25th Floor
Los Angeles, CA 90067

Attention:  Gay Knowles, Chairman

Re: Letter of Intent ("Letter of Intent") for the exchange of "restricted securities" comprised of common stock of Bikini Team International, Inc., a Utah corporation ("Bikini"), for all of the issued and outstanding shares of SBMB, Inc., Bahamian corporation ("SBMB") by the formation and merger of a wholly-owned subsidiary of Bikini ("Subsidiary") with and into SBMB (the "Merger"), with SBMB being the surviving corporation and the common stockholders of SBMB being issued shares of common stock of Bikini under the Merger.

Dear Mr. Knowles:

This letter will confirm the following general terms upon which the Boards of Directors of Bikini and Subsidiary, and SBMB and its stockholders, will adopt an Agreement and Plan of Merger (the "Merger Agreement" or "Plan of Merger") and whereby Bikini will exchange shares of its $0.001 par value common voting stock for all of the issued and outstanding shares of common stock of SBMB on the Merger of Subsidiary with and into SBMB and whereby SBMB will become a wholly-owned subsidiary of Bikini, on the closing of the Agreement (the "Closing").

We propose that a definitive agreement approved by our respective Boards of Directors be negotiated and executed and which will set forth in detail our intent, upon the following general terms and conditions.

A.   The Exchange.

          (i) Bikini shall issue 1,580,000 shares or approximately 88% of its post-Plan of Merger $0.001 par value common voting stock in exchange for all of the issued and outstanding common stock of SBMB;

          (ii) At Closing, the existing stockholders of Bikini will own approximately 220,000 shares or 12% of the post-Plan of Merger issued and outstanding common voting stock of Bikini. These computations assume the cancellation of 580,000 shares of common stock and 50,000 shares of preferred stock of Bikini convertible into 500,000 shares of common stock held by Bikini's President, Victoria Jenson;

          (iii) The completion of a forward split by dividend of the post-Plan of Merger outstanding common stock of Bikini on the basis of twenty shares for every one outstanding, with the dividend to be paid on a mandatory exchange of stock certificates only;

          (iv) Following Closing, Bikini shall change its name to "SBMB Group, Inc."

          (iv) Upon Closing, SBMB shall have paid to Jenson Services, Inc., a Utah corporation ("Jenson Services"), in full totaling $400,000, in consideration of Jenson Services' payment and personal indemnification of Bikini and SBMB of any and all past liabilities of any type or nature whatsoever of Bikini existing at Closing, which will include the expenses of Bikini related to the Plan of Merger, as set forth in Exhibit A, and the compromise and settlement of any amounts due and owing for advances of Jenson Services or otherwise that were incurred prior to Closing by Bikini and/or the other expenses set forth in Exhibit A attached hereto and incorporated herein by reference.

          (v) Upon execution of this agreement $100,000 of the amount to be paid in Paragraph A(iv) above shall be deposited in the Trust Account of Leonard W. Burningham, Esq., legal counsel to Bikini, as a good faith deposit and for use as attorney's fees and costs of Bikini as set forth in paragraph B

          (iv) below, not more than $15,000 of which can be utilized by such legal counsel for costs and fees of Bikini incurred in connection with the Plan of Merger.

          (vi) The Merger is intended to be a tax-free reorganization under the Internal Revenue Code.

B.   Definitive Agreement.

The definitive agreement shall include, contain or provide:

          (i) Representations and Warranties. Customary and usual representations and warranties by the parties, and the principal executive officer of each of the parties shall certify these representations and warranties "to the best of his personal knowledge and information," after reasonable inquiry.

          (ii) Opinions of Counsel. For the delivery at Closing of favorable opinions of counsel for the corporate parties with respect to customary and usual matters of law covered under similar plans and parties.

          (iii) Financial and Other Information.

          (a) The examination and inspection of the books and records of each of the parties prior to Closing; the delivery no later than at Closing of customary schedules listing each party's material contracts; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments; and other information reasonably requested;

          (b) Prior to Closing or by the end of March 15, 2004, each of the parties will provide audited financial statements consisting of a balance sheet and a related statement of income for the prior fiscal year then ended which fairly present the financial condition of each as of their respective dates and for the periods involved, and such statements shall be prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, on Closing, for such period or periods as shall be set forth in the definitive
          agreement.   For any quarter period since the year end statements,
          each party will submit un-audited financial statements prepared in accordance with GAAP.

          (c) The financial statements of Bikini shall reflect no liabilities and no assets at Closing or satisfactory evidence of payment of all liabilities shall be provided.

          (iv) Expenses. In the event of the termination of the Plan of Merger or this Letter of Intent for any reason, $85,000 of the deposit paid into escrow pursuant to Paragraph A(v) will be returned to SBMB from the Leonard W. Burningham, Esq. Trust Account, less any actual fees and costs incurred by Mr. Burningham in conjunction with the preparation of the Plan of Merger and related documentation, not to exceed $15,000. Except as so set forth, neither party shall be liable to the other.

          (v) Conduct of Business of Bikini and SBMB Pending Closing. Until consummation or termination of the Plan of Merger, Bikini and SBMB will conduct business only in the ordinary course and none of the assets of Bikini or SBMB shall be sold or disposed of except in the ordinary course of business or with the written consent of the other party.

          (vi) Other.

          (a) Bikini and SBMB shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the change of domicile and/or the Closing of the Plan of Reorganization, and all applicable legal requirements shall have been satisfied.

          (b) The definitive agreement shall be executed as soon as practicable, and Bikini shall instruct its legal counsel to immediately prepare all necessary documentation upon the execution of this Letter of Intent.

          (c) The Boards of Directors of Bikini and SBMB and the requisite majority of the stockholders of SBMB required under the law of the country of its incorporation shall have approved the definitive agreement.

          (d) All notices or other information deemed required or necessary to be given to any of the parties shall be given at the following addresses.

          Bikini Team International, Inc.
          4685 South Highland Drive #202
          Salt Lake City, UT 84117
          Facsimile: 801-278-9290

          Leonard W. Burningham, Esq.
          455 East 500 South #205
          Salt Lake City, UT 84111
          Facsimile: 801-355-7126

          SBMB Group, Inc.
          C/o David L. Kagel, Esq.
          1801 Century Park East
          25th Floor
          Los Angeles, CA 90067
          Facsimile: 310-553-9693

          David L. Kagel, Esq
          1801 Century Park East
          25th Floor
          Los Angeles, CA 90067
          Facsimile: 310-553-9693

          (e) Any finder's fee or similar payment with respect to the Plan of Merger shall be paid by the party or parties agreeing to such fee or payment.

          (f) The definitive agreement shall contain customary and usual indemnification and hold harmless clauses for the benefit of SBMB.

          (g) The transactions which are contemplated herein, to the extent permitted, shall be governed by and construed in accordance with the laws of the State of the Utah.

          (h) Each party and its agents, attorneys and representatives shall have full and free access to the properties, books and records of the other party (the confidentiality of which the investigating party agrees to retain) for purposes of conducting investigations of the other party.

          (i) The substance of any public announcement with respect to the exchange, other than notices required by law, shall be approved in advance by all parties or their duly authorized representatives.

          (j) In the event of the abandonment of this Letter of Intent prior to the execution of the Plan of Merger, except as provided in paragraph B (iv), each party shall bear and pay its own costs and expenses and shall indemnify and hold the other parties harmless therefrom. Following execution and delivery of the Plan of Reorganization, it will control the rights of the parties in this respect.

Except as provided in paragraphs B (iv) and D, this Letter of Intent merely evidences the intention of the parties hereto and is not intended to be legally binding. The proposed Letter of Intent contemplated herein may be terminated by any of the parties at any time prior to the execution of the definitive agreement, which shall be controlling thereafter, and each of the parties agrees to hold the others harmless for any attorney's fees, accountant's fees, expenses or other damages which may be incurred by failure to consummate the Plan of Merger, except as provided in paragraph B (iv).

C.   Counterparts.

This Letter of Intent may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

D.   Confidentiality.

By its execution hereof, Bikini acknowledges to and agrees with SBMB that in the exercise of the several rights granted to it pursuant to this Letter of Intent, Bikini, and/or its agents and affiliates, may become familiar with or aware of certain Confidential Information (as such term is hereinafter defined) disclosed by SBMB or one or more of its officers, directors, employees, shareholders, partners, agents or representatives (each of such relationships being defined herein as an "Affiliate"). Accordingly, Bikini hereby agrees that any and all Confidential Information disclosed or furnished to it, or to any of its Affiliates, by SBMB or any of its Affiliates, is and shall remain proprietary to SBMB. Neither Bikini, nor any Affiliate of Bikini, shall have any rights to distribute or divulge any of such Confidential Information to any third party without SBMB prior consent, or to use any of such Confidential Information in any way detrimental to SBMB or any of its Affiliates, or in any way which would otherwise destroy, injure or impair any of SBMB or its Affiliates' rights in or in respect of any such Confidential Information including, without limitation, by using any of such Confidential Information to solicit away from SBMB, any of its employees, contractors, customers or vendors or other business relationships, or to establish or assist any person or entity which is or will be, directly or indirectly, in competition with SBMB. For purposes of this Agreement, the term "Confidential Information" shall mean any and all proprietary information belonging to SBMB, whether tangible or intangible, written or oral, including, without limitation, any intellectual property rights, books and records, computer software and files, lists of (or proprietary information concerning) its customers, suppliers, vendors and other business relationships, and any other item which may properly be classified as a protected trade secret. Bikini expressly agrees and understands that its agreement to abide by the provisions of this Section D constitute a material part of the consideration inducing SBMB to enter into this Memorandum and consider the transactions contemplated herein, and that any violation of such provisions could create immediate and irreparable harm to SBMB. In the event of any breach of this Section D, the parties hereby agree that, in addition to whatever other remedies may be available to SBMB, it shall be entitled to seek injunctive and other equitable relief, and Bikini hereby waives any bonding or other requirement as a precursor thereto.

If the foregoing correctly sets forth the substance of the understanding of the parties, please execute this Letter of Intent in duplicate. Retain one copy for your records and return one to Leonard W. Burningham, Esq. at his address, which is Suite 205 Hermes Building, 455 East 500 South, Salt Lake City, Utah 84111; you may send one signed copy by facsimile transmission to 801-355-7126.

Very truly yours,
/s/ Jeff D. Jenson
--------------------------
Jeff D. Jenson, President
Jenson Services, Inc.

/s/ Victoria Jenson
---------------------------_______________________________
Victoria Jenson, President
Bikini Team International, Inc.

Accepted this 28 day of January, 2004.

/s/ Gay Knowles
---------------------------_______________________________
Gay Knowles, Chairman & CEO
SBMB Group, Inc.






                          EXHIBIT "A"

Except as otherwise agreed the following expenses will be included and paid by Jenson Services in conjunction with the Plan of Reorganization, assuming receipt by the Leonard W. Burningham, Esq. Trust Account of the $15,000 retainer and receipt by Jenson Services of the balance of $385,000 in full or in part upon Closing:

Legal work to be completed by Leonard W. Burningham, Esq.
        Plan of Merger and related documents.

Execution of Closing documents by officers and directors of Bikini and SBMB.
        Bikini officers and directors will offer resignations.
        Close of escrow on funds and transfer of shares.

Post-Plan of Reorganization filings are made, with the following agencies.

        National Quotation Bureau ("NQB") - new cusip number.
        National Association of Securities Dealers ("NASD") - request new symbol
          - submit top three choices.
        Current Report on Form 8-K is filed with the SEC within 15 days.
        S&P filing with corporate filing fee to be paid by reorganized Bikini. Amended 8-K reflecting consolidated, combined financials statements of SBMB and Bikini within 75 days of transaction.

The following expenses will be included and paid by SBMB, in conjunction with the Plan of Reorganization;

Prepare and disseminate the Information Statement regarding any name change or redomicile of the Company;

Order and issue new certificates;

SBMB audited Financial Statements for the most recent year end; and

Pro forma combined balance sheet taking into consideration the Plan of Reorganization.